For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)
Chief Operating Officer
(561) 227-1386

Chatham Lodging Acquires New Courtyard by Marriott Dallas Downtown

WEST PALM BEACH, Fla., December 6, 2018-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale, extended-stay hotels and premium-branded, select-service hotels, today announced that the company has acquired the recently opened 167-room Courtyard by Marriott Downtown Dallas, Texas, for $49 million, or approximately $293,000 per room. The hotel opened in September, 2018.

“This is a gorgeous, brand new, superior-quality hotel located just two blocks from the Kay Bailey Hutchison Convention Center in the heart of downtown Dallas,” said Jeffrey H. Fisher, Chatham’s chief executive officer and president. “This is the first new build hotel in downtown Dallas since 2011 and will carry a competitive advantage over nearby select-service hotels which are entirely adaptive re-use or conversion projects. The area has experienced a revival since 2010, with over $5 billion of real estate investments generating a 23 percent increase in downtown population, as well as an increase in corporate office demand. This hotel expands our Dallas presence and allows us to leverage our market knowledge and Island Hospitality’s deep talent pool to generate strong returns.”

The downtown Dallas market has enjoyed a 7.2 percent cumulative average growth rate in RevPAR from 2009-2017 and a 5.8 percent increase in room night demand growth for the same period, driven by a strong mix of convention, corporate and leisure demand. The Convention Center, the nations sixth largest, boasts over two million square feet of space and generates more than one million room nights of demand annually. The center’s booking pace is up significantly looking ahead to the next five years. Downtown Dallas is home to eight Fortune 1000 companies, including AT&T, Tenet Healthcare, Jacobs Engineering, HollyFrontier, Builders FirstSource, Neiman Marcus, Comerica and Primoris. There is currently over 34 million square feet of office space in downtown Dallas, including 24 million square feet of Class A office space. The downtown area also boasts more than 135,000 employees, and Dallas will continue to be a very attractive destination for corporate relocations. Leisure demand comes from the vast venues supporting the arts, music, sport and entertainment industries, as well as museums and historic sites, such as the JFK Memorial Plaza, which is one block from the hotel.

The Courtyard by Marriott Dallas Downtown is a superbly constructed, 12-story tower consisting of guest room floors situated on top of the lobby and parking garage. The hotel has approximately 3,500 square feet of meeting space on the twelfth floor that sits adjacent to a rooftop restaurant/bar that offers stunning panoramic views of Dallas.

“We are very picky when assessing acquisition opportunities, and this hotel fits our long-term growth strategy to acquire younger, premium-branded, high-quality hotels in infill locations with diverse demand generators. The top-floor meeting space and rooftop restaurant/bar provide something unique to downtown Dallas and give us a tremendous asset to generate incremental business from a variety of sources,” Fisher highlighted. “Having owned hotels in Dallas for a long time, the downtown area was forgotten for awhile, but over the past six years, really has experienced a renaissance. This hotel is well-positioned to benefit from the significant growth that is expected to continue in downtown Dallas.”

Chatham funded the purchase using available cash, including $24 million of proceeds from equity issued under its share plans in 2018 and borrowings on its unsecured credit facility. The hotel will be managed by Island Hospitality Management, which is 51 percent owned by Fisher.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 137 hotels totaling 18,783 rooms/suites, comprised of 42 properties it wholly owns with an aggregate of 6,283 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,500 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including statements regarding future plans, strategies, performance, acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.